Exhibit 10.5

TIVITY HEALTH, INC.

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

2019 PERFORMANCE STOCK UNIT AWARD AGREEMENT

(Legacy Tivity Health)

This 2019 PERFORMANCE STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated GRANT DATE (the “Grant Date”), is by and between Tivity Health, Inc., a Delaware corporation (the “Company”), and GRANTEE (the “Grantee”), under the Company’s Amended and Restated 2014 Stock Incentive Plan (the “Plan”). Terms not otherwise defined herein shall have the meanings given to them in the Grantee’s employment agreement or offer letter with the Company (as may be amended from time to time, the “Employment Agreement”), if applicable, or in the absence of an Employment Agreement or if not defined in an Employment Agreement, then the meanings given to them in the Plan.

Section 1.Performance Stock Unit Award; Performance Goals. Subject to adjustment as set forth herein, the Grantee is hereby granted NUMBER OF UNITS performance stock units (the “Target Award”) under the Plan, with the specific number of performance stock units earned to be determined in accordance with Exhibit A hereto (the “Performance Stock Units”). Each Performance Stock Unit represents the right to receive one share of the Company’s Common Stock, $.001 par value (the “Stock”), subject to the terms and conditions of this Agreement and the Plan. Except as otherwise provided in Section 3 or Section 5.2, before the Performance Stock Units will be earned and settled, the Committee shall determine the level of achievement of the Performance Goals described in Exhibit A hereto which the Committee shall do as soon as practicable after the last day of the Performance Period (as defined in Exhibit A hereto) (such last day, the “End Date of the Performance Period”). Any Performance Stock Units that are not earned as a result of the level of achievement of the Performance Goals at of the End Date of the Performance Period shall be immediately forfeited as of the End Date of the Performance Period.

Section 2.Vesting of the Award; Settlement of the Award. Except as otherwise provided in Section 3 and Section 5.2 below, 100% of the Performance Stock Units determined by the Committee to be earned pursuant to Section 1 hereof will vest on December 31, 2021 (the “Vesting Date”), as long as the Grantee is serving as an employee of the Company on such date. Except as otherwise provided in Section 5.2 below, the Company shall, in its sole discretion, issue (a) one share of Stock (in the aggregate, such shares, the “Distributed Shares”), (b) cash in an amount equal to the closing stock price per share of Stock on the Vesting Date (or if the Vesting Date is not a trading day, then on the last trading day immediately preceding the Vesting Date) or (c) a combination of cash and Stock (as described in this Section 2), to the Grantee (or Grantee’s estate or personal representative, as applicable) in settlement of each earned and vested Performance Stock Unit at or promptly following the Vesting Date, but in no event later than seventy-five (75) days following the Vesting Date. The Distributed Shares, if any, shall be represented by a certificate or by a book-entry.

Section 3.Forfeiture on Termination of Employment.

3.1.Termination by the Company for Cause. If the Grantee’s employment with the Company is involuntarily terminated for Cause prior to the Vesting Date, then all Performance Stock Units will be forfeited and the Grantee shall have no further rights with respect to such Performance Stock Units.

3.2.Termination by the Company without Cause or by the Grantee for Good Reason. If Grantee’s employment with the Company (a) is involuntarily terminated by the Company for any reason other than termination for Cause, or (b) is terminated by the Grantee for Good Reason (provided that this subsection (b) shall apply only if Grantee is a party to an Employment Agreement that provides rights to

Grantee upon a termination for Good Reason), then, subject to Grantee’s execution of the release of claims in the form attached to the Employment Agreement, if applicable, or, in the absence of an Employment Agreement, in the form acceptable to the Company, the Vesting Date shall be the later of (x) the date of Grantee’s termination of employment or (y) the End of the Performance Period, and the number of Performance Stock Units that shall vest shall be the product of (i) a fraction, the numerator of which is the number of full calendar months elapsed between January 1, 2019 and the date on which Grantee’s employment is terminated, and the denominator of which is 36 (such fraction, the “Pro Rata Amount”), multiplied by (ii) the number of Performance Stock Units determined to have been earned (or that would have been determined to have been earned as of the End Date of the Performance Period but for the termination of Grantee’s employment) pursuant to Exhibit A (i.e., based on actual performance). For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meanings set forth in the Employment Agreement, if applicable, or, with respect to “Cause” only, in the absence of an Employment Agreement, in the Plan. Any Performance Stock Units that vest pursuant to this Section 3.2 shall be settled promptly following the Vesting Date (as modified), but in no event later than seventy-five (75) days following such Vesting Date.

3.3.Termination by Death or Disability. If the Grantee’s employment with the Company terminates by reason of death or Disability (as defined in the Plan), the Vesting Date shall be deemed to be the date of such termination of employment and the number of Performance Stock Units that shall vest and settle in accordance with Section 2 as of such Vesting Date shall be the product of (i) the Pro Rata Amount, multiplied by (ii) the Target Award; provided, that if Grantee’s termination of employment by reason of death or Disability occurs after the End of the Performance Period, the number of Performance Stock Units that shall vest and be settled shall be the number that would have vested had Grantee remained employed through the Vesting Date that would have otherwise applied.

3.4.Termination by Reason of Retirement.  If the Grantee’s employment with the Company terminates by reason of Retirement (as defined in the Plan), the Performance Stock Units granted hereunder shall not be forfeited but shall be settled in Stock (or cash as provided in Section 2) to the Grantee on the same schedule as provided in Section 2 (or otherwise) as if the Grantee had continued employment through the Vesting Date; provided, that in the event Grantee dies following Retirement but prior to the End of the Performance Period, the provisions of Section 3.3 shall apply; provided further, that in the event a Change in Control occurs following Grantee’s Retirement, any Performance Stock Units that vest hereunder shall be settled immediately prior to the date of such Change in Control.

3.5. Other Termination. Subject to Section 5.2, if the Grantee’s employment with the Company terminates for any reason other than as described in Sections 3.1 through 3.4 above (or if Grantee fails to execute any release of claims pursuant to the Employment Agreement, if applicable), then all Performance Stock Units that have not vested prior to the date on which Grantee’s employment is terminated will immediately thereupon be forfeited and the Grantee shall have no further rights with respect to such Performance Stock Units.

Section 4.Voting Rights and Dividends. Prior to the date that Distributed Shares are delivered to Grantee, the Grantee shall be credited with cash dividend equivalents with respect to the Performance Stock Units at the time of any payment of dividends to stockholders on shares of Common Stock in accordance with the terms set forth in the Plan, and such dividend equivalents shall accumulate and be paid (in cash, without interest) to the Grantee when (and only if) the Performance Stock Units to which they relate become vested and are settled in accordance with this Agreement. Dividend equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the Performance Stock Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Grantee shall not have any voting rights with respect to the Stock underlying the Performance Stock

Units prior to the vesting of the Performance Stock Units and the issuance of the Stock as set forth in Section 2. A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.Restrictions on Transfer; Change in Control.

5.1.General Restrictions. The Performance Stock Units shall not be transferable by the Grantee (or Grantee’s legal representative or estate, as applicable) other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Grantee.

5.2.Change in Control.

(a)If in connection with a Change in Control, the acquiring corporation (or other successor to the Company in the Change in Control) does not assume the Performance Stock Units:

(i) if the Change in Control occurs after the End of the Performance Period, the number of Performance Stock Units that would have vested on the Vesting Date shall vest and be settled in Stock issued to the Grantee immediately prior to such Change in Control; and

(ii)if the Change in Control occurs prior to the End of the Performance Period, a number of Performance Stock Units shall vest and be settled in Stock issued to the Grantee immediately prior to the Change in Control equal to the greater of (A) the Target Award, or (B) the number of Performance Stock Units that would have vested pursuant to Exhibit A on the Vesting Date (i.e., based on actual performance); provided, however that for purposes of this Section 5.2(a)(ii)(B), (I) the End Date of the Performance Period shall be deemed to be the date of the Change in Control, and (II) the Performance Goals shall be adjusted and determined by the Committee in its sole discretion (such greater amount, the “Adjusted Award”).

(b)If in connection with a Change in Control, the acquiring corporation  (or other successor to the Company in the Change in Control) assumes the Performance Stock Units, then the Vesting Date shall remain December 31, 2021 (or as otherwise provided in Section 3 or this Section 5.2), and:

(i)if the Change in Control occurs after the End of the Performance Period, the number of Performance Stock Units that are eligible to vest on the Vesting Date shall remain the number that would have vested on the Vesting Date in the absence of a Change in Control; and

(ii)if the Change in Control occurs prior to the End of the Performance Period, the number of Performance Stock Units that shall be eligible to vest on the Vesting Date shall be the Adjusted Award;

provided, that for purposes of this Section 5.2(b), if Grantee’s employment with the Company (or its successor company) (i) is involuntarily terminated within 12 months following such Change in Control for any reason other than termination for Cause, or (ii) is terminated by the Grantee for Good Reason within 12 months following a Change in Control and Grantee is a party to an Employment Agreement that provides rights to Grantee upon a termination for Good Reason, then subject to Grantee’s execution of any release of claims set forth in the Employment Agreement, if applicable, a number of Performance Stock Units equal to the Adjusted Award shall vest upon Grantee’s termination of employment.

Section 6.Restrictive Agreement. As a condition to the receipt of any Distributed Shares, the Grantee (or Grantee’s legal representative or estate or any third party transferee, as applicable), if the

Company so requests, will execute an agreement in form satisfactory to the Company in which the Grantee or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.Performance Stock Units Award Subject to Recoupment Policy. If Grantee is an executive officer of the Company, the award of Performance Stock Units is subject to the Tivity Health, Inc. Compensation Recoupment Policy (the “Policy”), and such Performance Stock Units, or any amount traceable to the award of Performance Stock Units, shall be subject to the recoupment obligations described in the Policy.

Section 8.Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Performance Stock Units subject to this Agreement, as well as the performance criteria set forth on Exhibit A, shall be equitably and proportionately adjusted by the Committee in accordance with the Plan (including compliance with Section 409A of the Code, if applicable) and the intent of this Agreement without duplication of Section 4.

Section 9.Tax Withholding. The Company shall have the right to require the Grantee to remit to the Company an amount necessary to satisfy any federal, state and local withholding tax requirements attributable to the vesting and payment of the Performance Stock Units prior to the delivery of the Distributed Shares or cash, as applicable, or may withhold from the Distributed Shares an amount of Stock having a Fair Market Value equal to such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 10.Plan. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan that do not conflict with this Agreement are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 11.Confidentiality, Non-Solicitation and Non-Compete.

(a)

This Section 11(a) shall apply if Grantee has an Employment Agreement or a Nondisclosure and Noncompete Agreement with the Company that contains confidentiality, non-solicitation or non-compete covenants.  In the event Grantee breaches any such confidentiality, non-solicitation or non-compete covenants, the Performance Stock Units shall immediately thereupon expire and be forfeited, and the Company shall be entitled to seek other appropriate remedies it may have available in connection with such breach.

(b)

This Section 11(b) shall apply if Grantee does not have an Employment Agreement or a Nondisclosure and Noncompete Agreement with the Company that contains confidentiality, non-solicitation or non-compete covenants.  It is in the interest of all colleagues to protect and preserve the assets of the Company. In this regard, in consideration for granting the Performance Stock Units and as conditions of Grantee’s ability to receive the Distributed Shares or cash, as applicable, Grantee acknowledges and agrees that:

(i)

Confidentiality. In the course of Grantee's employment, Grantee will have access to trade secrets and other confidential information of the Company and its clients.  Accordingly, Grantee agrees that, without the prior written consent of the Company, Grantee will not, other than in the normal conduct of the Company’s business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its clients, including, without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its clients.  Proprietary information includes, but is not limited to, information developed by the Grantee for the Company while employed by the Company.  The obligations of the Grantee under this paragraph will continue after the Grantee has left the employment of the Company.  Grantee agrees that upon leaving the employment of the Company, Grantee will return to the Company all property and confidential information in the Grantee's possession and agrees not to copy or otherwise record in any way such information.

(ii)

Non-Solicitation.  While employed by the Company and for a period of two years thereafter, Grantee shall not, upon Grantee's own behalf or on behalf of any other person or entity, directly or indirectly:

-	hire or solicit to leave the employ of the Company any person employed by or under contract as an independent contractor to the Company; or

-

contact, solicit, entice away, or divert any healthcare and/or well-being support services, coaching or management business from any person or entity who is a client or with whom the Company was engaged in discussions as a potential client within one year prior to the date of termination of Grantee.

(iii)

Non-Compete.  While employed by the Company and continuing during the period while any amounts are being paid to Grantee by the Company and for a period of 18 months thereafter, Grantee will not own or be employed by or assist anyone else in the conduct of any business (i) which is in competition with any business conducted by the Company or (ii) which Grantee knows the Company was actively evaluating for possible entry, in either case in the United States or in any other jurisdiction in which the Company is engaged in business or has been engaged in business during Grantee’s employment by the Company, or in such jurisdictions where Grantee knows the Company is actively pursuing business opportunities at the time of Grantee’s termination of employment with the Company; provided that ownership of five percent (5%) or less of the voting stock or other ownership interests of any business entity that is listed on a national securities exchange shall not constitute a violation hereof.

In the event Grantee breaches any provisions of this Section 11(b), the Performance Stock Units shall immediately expire, and the Company shall be entitled to seek other appropriate remedies it may have available in connection with such breach.

Section 12.Miscellaneous.

12.1.Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Performance Stock Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Performance Stock Units, either orally or in writing, that are not included in this Agreement or the Plan.

12.2.Employment. By establishing the Plan, granting awards under the Plan, and entering into this Agreement, the Company does not give the Grantee any right to continue to be employed by the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan.

12.3.Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

12.4.Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

12.5.Notice. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:   Tivity Health, Inc.

   701 Cool Springs Blvd

   Franklin, Tennessee 37067

To the Grantee:	GRANTEE
(Grantee name and address)	Address on File
at Tivity Health

12.6.Amendment. Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 8 above, no such amendment shall impair the rights of the Grantee hereunder without the Grantee’s consent.

12.7.Governing Law. This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

12.8.Validity; Severability. If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

12.9.Interpretation; Resolution of Disputes; Section 409A.

(a)It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

(b)Notwithstanding anything herein to the contrary, the Performance Stock Units are intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the U.S. Treasury Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, administration of the Performance Stock Units may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Performance Stock Units in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Company, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of Performance Stock Units (and related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Grantee’s termination of employment, then such payment shall be made or provided to the Grantee only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Grantee only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code. If the Performance Stock Units constitute deferred compensation and are subject to Section 409A of the Code, if a Release is required for settlement of Performance Stock Units and if the period in which to consider and revoke the Release begins in one taxable year and ends in a second taxable year, such settlement shall not occur until the second taxable year.

12.10.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representative and permitted assignees. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the parties have caused the Performance Stock Unit Award Agreement to be duly executed as of the day and year first written above.

TIVITY HEALTH, INC.

Name:Donato Tramuto

Title:Chief Executive Officer

GRANTEE:

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